UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2019

SIERRA ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001- 37490	20-0138994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o 2150 – 885 West Georgia Street Vancouver, British Columbia, Canada	V6C 3E8
(Address of principal executive offices)	(Zip Code)

(604) 558-6536

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SRRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2019, Sierra Oncology, Inc. (the “Company”), entered into an amendment (the “Amendment”) to the Asset Purchase Agreement, dated as of August 20, 2018 (the “Agreement”), among the Company, YM Biosciences Australia Pty Ltd. and Gilead Sciences, Inc. (“Gilead”). Pursuant to the terms of the Amendment, in exchange for a reduction in the royalties and milestones payable by the Company to Gilead under the Agreement, including the elimination of a $5.0 million milestone payment that would have been due to Gilead upon initiation of MOMENTUM, the Company’s planned Phase 3 clinical trial of momelotinib for patients with myelofibrosis, the Company agreed to issue to Gilead, pursuant to a private placement, shares of its common stock, par value $0.001 per share (“Common Stock”), equal to 7.5% of the Company’s outstanding shares of Common Stock after the automatic conversion of the Series A Preferred Stock sold in the Offering (as such terms are defined below) and a warrant to purchase up to the same number of shares of Common Stock with an exercise price equal to the conversion price of the Series A Preferred Stock (the “Warrant”). The effectiveness of the Amendment and the issuance of the shares of Common Stock and Warrant to Gilead is conditional upon the completion of the Offering and the conversion of the Series A Preferred Stock.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Item 5.03. Amendments to Articles of Incorporation; Change in Fiscal Year.

As previously reported in the Company’s Current Report on Form 8-K dated November 7, 2019, the Company priced a public offering (the “Offering”) of (i) 103,000 shares of its Series A convertible voting preferred stock, par value $0.001 per share (the “Series A Preferred Stock”); (ii) 312,090,000 Series A warrants to purchase up to an aggregate of 312,090,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at an exercise price equal to $0.33 per share; and (iii) 312,090,000 Series B warrants to purchase up to an aggregate of 102,989,700 shares of the Company’s Common Stock at an exercise price equal to $0.33 per share, designated 103,000 shares of its authorized and unissued preferred stock as Series A Preferred Stock. In connection with the Offering, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Voting Preferred Stock with the Delaware Secretary of State (the “Certificate of Designation”), which is attached hereto as Exhibit 3.1.

Each share of Series A Preferred Stock will convert into that number of shares of Common Stock equal to the purchase price of the Series A Preferred Stock divided by the conversion price of the Series A Preferred Stock, which is initially equal to $0.33.

The Series A Preferred Stock will automatically convert into shares of Common Stock upon the 5th trading date following the Company’s announcement of receiving stockholder approval for the first reverse stock split following the Offering, provided that, the Company will not effect any conversion, and the holder will not have the right to convert, subject to certain exceptions, the Series A Preferred Stock for shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would own more than 9.99% of the total number of shares of Common Stock then issued and outstanding, which percentage may be changed at the holder’s election to a lower percentage at any time or to a higher percentage upon 61 days’ notice to the Company, and provided further that such limitation on exercise will automatically increase to 19.99% of the total number of shares of Common Stock then issued and outstanding during the period that any employee, manager, partner, managing director or affiliate of such holder is then serving on the Company’s board of directors. Prior to the automatic conversion described above, the Series A Preferred Stock will vote together with the Common Stock on an as-converted basis, subject to certain limitations on conversion. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Following the automatic conversion described above, the Series A Preferred Stock will be non-voting. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or sale event, the assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock. The foregoing summary of the Certificate of Designation does not purport to be complete and is subject to, and qualified in its entirety by, such document attached as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

3.1	Certificate of Designation of Preferences, Rights and Limitations, filed with the Delaware Secretary of State on November 13, 2019, with respect to the Series A Convertible Voting Preferred Stock

4.1	Form of Series A Convertible Voting Preferred Stock Certificate

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA ONCOLOGY, INC.

Date: November 13, 2019	By:	/s/ Sukhi Jagpal
Sukhi Jagpal
Chief Financial Officer

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